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                                                                 EXHIBIT 10.31.5


                                                March 1, 2001



UAG Connecticut I, LLC
13400 Outer Drive West, B-36
Detroit, MI 48239

UAG Realty, LLC                                 Automotive Group Realty, LLC
13400 Outer Drive West, B-36                    13400 Outer Drive West
Detroit, MI 48239                               Detroit, MI 48239

UAG Connecticut, LLC                            The Miller Continental Group LLC
13400 Outer Drive West, B-36                    342 West Putnam Avenue
Detroit, MI 48239                               Greenwich, CT  06838

         RE: Operating Agreement (the "Agreement") dated March 1, 2001, by and between The Miller Continental Group LLC ("Miller") and UAG Connecticut, LLC ("UAG") relating to the ownership of limited liability company membership interests of UAG Connecticut I, LLC (the "Company").

Gentlemen:

         In connection with the captioned Agreement, and to induce Miller to enter into and complete the transactions contemplated by the captioned Agreement, Automotive Group Realty, LLC, a wholly owned subsidiary of Penske Corporation ("AGR"), UAG, UAG Realty, LLC ("UAG Realty") and the Company have all agreed to execute and deliver to Miller this letter setting forth certain understandings with respect to the real property underlying the business operations of the Company and its subsidiaries.

         On December 19, 2000, AGR purchased from UAG Realty the real property (referred to herein, together with any property subsequently acquired by AGR in connection with the Company's operations, as the "Property") described on the attached Schedule A for the purchase prices listed for each parcel on the attached Schedule A (such purchase prices being referred to both individually with respect to each parcel of Property and collectively with respect to all or a portion of the parcels of Property as the "2000 Property FMV"). The Property is leased by UAG Realty from AGR pursuant to a Lease Agreement dated September 29, 2000 as amended, and as may be amended from time to time, (the "Lease"), and the Company subleases the Property from UAG Realty.

         In connection with the execution and delivery of this letter, Miller, UAG and the Company each entered into the Agreement which, among other things, conveys a 20% ownership interest in the Company to Miller. The parties hereto



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intend to convey to Miller a 20% share of appreciation in the Property for
Miller's guarantee of up to twenty percent (20%) of the rent payments due under the Lease, on the terms and conditions set forth below.

         So long as Miller is not in default of its obligations under the Agreement and UAG Realty is not in default of its obligations under the Lease, upon the sale and transfer of all or any of the Properties by AGR, AGR shall pay to Miller promptly upon completion of any such sale or transfer an amount equal to twenty percent (20%) of the positive difference between (i) the actual proceeds received by AGR on the date of the sale or transfer of the Property as sales price, net of all sales related costs including, but not limited to, transfer taxes, broker commissions and title policies, of the Property or Properties sold or otherwise transferred by AGR (the "Net Sale Proceeds") and
(ii) the 2000 Property FMV with respect to each parcel or parcels of Property sold or otherwise transferred by AGR. If the amount calculated pursuant to the immediately preceding sentence is less than zero, then Miller agrees to pay to AGR promptly upon completion of any such sale or transfer or an amount equal to twenty percent (20%) of the difference between (i) the 2000 Property FMV with respect to each parcel or parcels of Property sold or otherwise transferred by AGR, and (ii) the Net Sales Proceeds; provided, however, that the foregoing obligations of Miller may only be satisfied from proceeds from the Collateral (as defined below), if any, and except for the Collateral or proceeds therefrom AGR shall have no recourse against Miller or any other person for the foregoing obligations of Miller.

         In consideration for the interest conveyed herein, Miller agrees to guarantee to AGR the payment of up to twenty percent (20%) of the monthly payment obligation of Base Annual Rent (as defined in the Lease) made by UAG Realty in accordance with the terms of the Lease as such Base Annual Rent may be increased or decreased from time to time. This guarantee shall terminate with respect to each Property upon the sale and transfer of that Property by AGR. This guaranty is secured by Miller's limited liability ownership interest in the Company (the "Collateral") which is pledged to AGR and UAG in accordance with a Pledge Agreement of even date herewith. UAG Realty will use its best commercial efforts to make timely lease payments. AGR shall copy Miller on any written notice of an Event of Default (as defined in the Lease) provided to UAG Realty under the Lease with respect to all or any of the Properties and agrees to provide Miller with an opportunity to cure such default on the same terms that the Lease permits UAG Realty the opportunity to cure an Event of Default.

         The parties acknowledge that the amount of the payments made under the Lease to AGR has been structured to provide AGR with sufficient funds to pay the interest only on its mortgage loan relating to the Property together with a reasonable sum above such interest costs to reimburse AGR for expenses incurred in connection with its administration of the Property. While this Agreement is in effect, Miller shall have the right to participate in any net refinancing proceeds relating to the Property on the twenty percent (20%) basis set forth above, provided that Miller agrees to apply its guarantee to any additional amount of Lease payments made as a result of the refinancing.




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         The obligations of AGR and Miller hereunder shall terminate upon the expiration of the term of the Lease, as extended from time to time.

         This agreement shall not serve to eliminate, modify or alter the obligations of UAG Realty under the Lease and UAG Realty hereby reaffirms its obligations thereunder.



UAG CONNECTICUT I, LLC                  AUTOMOTIVE GROUP REALTY, LLC

/s/ Robert H. Kurnick, Jr.              /s/ Peter E. Mogk
--------------------------              -----------------
By:      Robert H. Kurnick, Jr.         By:      Peter E. Mogk
Its:     Secretary                      Its:     Treasurer


UAG REALTY, LLC                         THE MILLER CONTINENTAL
                                        GROUP LLC

/s/ Robert H. Kurnick, Jr.              /s/ Richard S. Koppelman
--------------------------              ------------------------
By:      Robert H. Kurnick, Jr.         By:      Richard S. Koppelman
Its:     Secretary                      Its:     Manager


UAG CONNECTICUT, LLC


/s/ Robert H. Kurnick, Jr.
--------------------------
By:      Robert H. Kurnick, Jr.
Its:     Assistant Secretary



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                                  SCHEDULE "A"

                       Property                                         Agreed Upon Current
                       --------                                         -------------------
                                                                         Fair Market Value
                                                                         -----------------
         165 Commerce Drive                                                  $3,500,000
         415-445 Commerce Drive                                              $4,000,000
         475 Commerce Drive                                                  $2,500,000
         102 Linwood                                                         $3,500,000
         80 Commerce Drive                                                   $  305,000
                                                                             ----------
                                                                            $13,805,000